SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPACEHAB, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 30, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of SPACEHAB, Incorporated (the “Company”) to be held at the offices of SPACEHAB, Incorporated, located at 601 13th Street, N.W., Suite 900 South, Washington, D.C. 20005 on November 14, 2003 at 9:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the proxy statement on the following pages.

At the meeting, you will be asked (i) to elect seven directors to the Company’s Board of Directors, six of which shall be elected by the holders of the Company’s Common Stock and one of which shall be elected by the holders of the Company’s Series B Senior Convertible Preferred Stock, each for a one-year term expiring at the 2004 Annual Meeting of Stockholders, and (ii) to ratify the appointment of Ernst & Young LLP as independent public accountants for the Company. The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

Your participation in the Company’s affairs is important, regardless of the number of shares you hold. To ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card promptly even if you anticipate attending in person. If you attend, you will, of course, be entitled to vote in person.

Thank you for your assistance in returning your proxy card promptly.

Sincerely

DR. SHELLEY A. HARRISON

Chairman of the Board

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SPACEHAB, Incorporated:

The 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of SPACEHAB, Incorporated (the “Company”) will be held at the offices of SPACEHAB, Incorporated, 601 13th Street, N.W., Suite 900 South, Washington, DC 20005 on November 14, 2003, at 9:00 a.m., for the following purposes:

1.	To elect seven directors to the Company’s Board of Directors, each to hold office until their successors are elected at the 2004 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company; and

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2003 also accompanies this Notice.

The Board of Directors has fixed the close of business on September 26, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Julia A. Pulzone

Senior Vice President, Finance and

Chief Financial Officer

Secretary and Treasurer

Washington, D.C.

September 30, 2003

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT

TO ATTEND THE ANNUAL MEETING.

SPACEHAB, Incorporated

601 13th Street, N.W.

Suite 900 South

Washington, D.C. 20005

SPACEHAB, INCORPORATED

601 13th Street, N.W., Suite 900 South

Washington, D.C. 20005

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SPACEHAB, Incorporated, (the “Company” or “SPACEHAB”) a Washington corporation, of proxies to be voted at the 2003 Annual Meeting of Stockholders on November 14, 2003 (the “Annual Meeting”). This proxy statement, the accompanying proxy card and Annual Report on Form 10-K to Stockholders are first being mailed to stockholders on or about October 4, 2003.

Voting Securities

The Board of Directors has fixed the close of business on September 26, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 12,374,979 shares of SPACEHAB’s Common Stock, no par value per share, outstanding and 1,333,334 shares of SPACEHAB’s Series B Senior Convertible Preferred Stock, no par value per share, outstanding. Holders of Common Stock and Series B Senior Convertible Preferred Stock are entitled to notice of the Annual Meeting and to one vote per share of Common Stock or Series B Senior Convertible Preferred Stock owned as of the record date at the Annual Meeting. Holders of the Company’s Common Stock and Series B Senior Convertible Preferred Stock generally vote together as a single class, except that the holders of Series B Senior Convertible Preferred Stock, voting separately as a class, are entitled to elect one director and the holders of the Company’s Common Stock are entitled to elect the remaining directors of the Company.

Proxies

Dr. Shelley A. Harrison and Mr. Michael E. Kearney, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Mr. Kearney is a member of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer. Each stockholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when the Secretary of the Company receives either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Voting of Proxies

Because many SPACEHAB stockholders are unable to attend the Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement. Stockholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

Quorum; Method of Tabulation

The holders of at least one-third of all issued and outstanding shares of Common Stock and Series B Senior Convertible Preferred Stock entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at that meeting. At the Annual Meeting, the election of the six directors to be elected by the holders of Common Stock requires the vote of a plurality of the holders of Common Stock represented at the meeting. The election of the director to be elected by Series B Senior Convertible Preferred Stockholders requires the vote of a plurality of the Series B Senior Convertible Preferred shares represented at the meeting. No stockholder shall be allowed to cumulate his votes.

At the Annual Meeting, the vote of the majority of the outstanding shares of Common Stock and Series B Senior Convertible Preferred Stock entitled to vote at the meeting voting together is required to ratify the appointment of Ernst & Young LLP as the independent public accountants of the Company’s financial statements for the fiscal year ending June 30, 2004.

One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSAL 1 – ELECTION OF DIRECTORS

A Board of seven directors will be elected at the Annual Meeting, six by the holders of Common Stock and one by the holders of the Series B Senior Convertible Preferred Stock. All directors shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company’s articles of incorporation authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors at that time, and any director who is appointed in this fashion will serve until the next annual meeting of stockholders or until a successor is duly elected and qualified.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise. Messrs. Booth and Macklin will retire from the Board as of the Annual Meeting. The Board of Directors has nominated Mr. Richard S. Bodman to fill one of the vacancies created by the retirement of Messrs. Booth and Macklin and has reduced the number of directorships from eight to seven.

Richard S. Bodman

Mr. Bodman (age 66) is a Managing General Partner of VMS Fund Administration, which provides comprehensive administrative and advisory services for venture capital funds. Mr. Bodman is also a Managing General Partner of VMS Technology Leaders Fund, LP. Mr. Bodman has been Managing General Partner of the independently owned AT&T Ventures since 1996. Mr. Bodman is a Certified Public Accountant and is a Director of Internet Security Systems, Inc. and Knology, Inc.

Dr. Edward E. David, Jr.

Dr. David (age 78) has served as a director of the Company since 1993. Dr. David has been the President of Edward E. David, Inc., advisors to industry, government and academia on technology, research and innovation, a company he founded in 1977. Dr. David was Science Advisor to President Nixon and Director of the White House Office of Science and Technology from 1970 to 1973. He has also served as President of Exxon Research and Engineering Company from 1977 to 1986, and as Executive Director of Bell Telephone Laboratories from 1950 to 1970. Dr. David is a director of DeCorp and Medjet, Inc. Dr. David is also Principal, Vice President, and Treasurer of the Washington Advisory Group, LLC.

Richard Fairbanks

Mr. Fairbanks (age 62) has served as a director of the Company since 1998. Mr. Fairbanks has served as Managing Director and President and Chief Executive Officer of the Center for Strategic and International Studies in Washington, D.C. since 1992 and currently serves as a Counselor to the organization. Mr. Fairbanks is an attorney who has engaged in private practice as well as a wide range of government service, including Ambassador at Large. Mr. Fairbanks is also a director of SEACOR SMIT, Inc. and GATX Corporation, and is a member of the Council on Foreign Relations and the Council of American Ambassadors.

Dr. Shelley A. Harrison

Dr. Harrison (age 61) has served as the Company’s Chairman of the Board of Directors since August 1993. Dr. Harrison previously served as the Company’s Chief Executive Officer from April 1996 until his retirement in April 2003, and has been a member of the Company’s Board of Directors since 1987. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. In 1973, Dr. Harrison co-founded Symbol Technologies Inc., the world’s leading provider of bar-code laser scanners and portable terminals, where he served as Chairman and Chief Executive Officer until 1982. As President of Harrison Enterprises from 1982 to 1986, he managed venture financings and technology start-ups. Since 1987, Dr. Harrison has been a managing general partner of a high technology venture capital fund, Poly Ventures, L.P. Dr. Harrison is also a director of SafeNet, Inc., and NetManage, Inc., and several privately held high technology portfolio companies.

Michael E. Kearney

Mr. Kearney (age 59) was appointed Chief Executive Officer in April 2003 and has served as the Company’s President and Chief Operating Officer since January 2001. Mr. Kearney joined the Company in 1994 as Senior Vice President for Marketing and Sales and in 1998 was also appointed Vice President of Business Development. Prior to joining the Company, Mr. Kearney held leadership positions at McDonnell Douglas. Mr. Kearney served for 26 years as a U.S. Navy Aeronautical Engineering Officer, as a Weapon Systems Acquisition Specialist and Program Manager, and flew Navy fighter aircraft both in combat and in a production acceptance role.

James R. Thompson

Mr. Thompson (age 67) has served as a director of the Company since August 1993. Mr. Thompson is a director and the President and Chief Operating Officer and Vice Chairman of Orbital Sciences Corporation. From 1993 to 1999, he served as Executive Vice President and General Manager of the Launch Systems Group of Orbital Sciences Corporation. Mr. Thompson served as NASA’s Deputy Administrator from 1989 to 1991. Prior to that time, Mr. Thompson served as Director of the Marshall Space Flight Center in Huntsville, Alabama from September 1986 to July 1989.

Nominees for Election as Directors by Holders of Series B Senior Convertible Preferred Stock:

The Company’s articles of incorporation provide that the holders of the Company’s Series B Senior Convertible Preferred Stock, voting as a separate class, may elect one director to the Company’s Board of Directors. EADS Space Transportation GmbH (formerly Astrium GmbH), the holder of all of the Company’s outstanding shares of Series B Senior Convertible Preferred Stock, has informed the Company of its intention to re-nominate and re-elect Dr. Fritz-Stefan Graul as a director of the Company at the Annual Meeting.

Dr. Fritz-Stefan Graul

Dr. Graul (age 54) was appointed as a director of the Company in May 2003. Dr. Graul replaced Josef Kind, the previous director elected by the Series B Senior Convertible Preferred Stockholders at the request of such stockholders. Since April 2002, Dr. Graul has served as the Director of Orbital Infrastructure and Operations and Reusable Systems for EADS Space Transportation, Europe’s leading aerospace company. Dr. Graul was appointed as Senior Executive with EADS Space Transportation in May 2001, and previously served as Director of Orbital Systems and Operations formerly Astrium GmbH. From 1986 to 2000 Dr. Graul held several leadership positions with Daimler Benz Aerospace.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

The Board of Directors and its Committees

Board Meetings

In fiscal year 2003, there were five meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 2003, one director of the Company, Mr. Kind, participated in fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which they served.

Committees of the Board of Directors

The Committees of the Board of Directors consist of the Executive Committee, the Audit Committee, and the Compensation Committee. The Board of Directors does not have a Nominating Committee and no longer has a Stock Option Committee. Information concerning the committees is set forth below.

The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors and has all the powers and authority of the Board, except as such powers and authority may be limited by the Company’s by-laws or by applicable laws. The Executive Committee consisted of Dr. Harrison (Chairman), Mr. Booth, Mr. Kind, Mr. Macklin and Mr. Thompson. During fiscal year 2003, the Executive Committee met six times.

The Audit Committee, which is composed solely of directors who are independent under the NASDAQ Stock Market’s listing standards, operates under a written charter adopted by the Audit Committee of the Board of Directors on June 5, 2000 and amended on September 13, 2002. The Audit Committee is responsible for appointing and compensating a firm of independent public accountants to audit the Company’s financial statements, as well as oversight of the performance and review of the scope of the audit performed by the Company’s independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee consisted of Mr. Macklin (Chairman), Mr. Fairbanks and Mr. Thompson. During fiscal year 2003, the Audit Committee met five times.

The Compensation Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. Effective November 12, 2002, the Company’s Board of Directors unanimously agreed to eliminate the Stock Option Committee and transferred all administration of the Company’s 1994 Stock Incentive Plan, the 1995 Directors’ Stock Option Plan and the Employee Stock Purchase Plan to the members of the Compensation Committee in accordance with the terms and conditions set forth in those plans. The Compensation Committee consisted of Mr. Thompson (Chairman), Dr. David and Mr. Booth. During fiscal year 2003, the Compensation Committee met five times. The Stock Option Committee consisted of Mr. Thompson (Chairman) and Dr. David. During fiscal year 2003, the Stock Option Committee met one time.

Director Compensation

The Company pays each non-employee director a $10,000 annual retainer to serve on the Board of Directors and a fee of $500 per day for each meeting attended. In addition, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. The Company also compensates its directors through the 1995 Directors’ Stock Option Plan, as amended and restated, pursuant to which each director who is not an employee of the Company and who is elected or continues as a member of the Board of Directors is entitled to receive an initial grant of an option to purchase 10,000 shares of SPACEHAB’s Common Stock and, thereafter, an annual grant of options to purchase 5,000 shares of SPACEHAB’s Common Stock at an exercise price equal to fair market value.

Executive Officers of the Company who are not Nominees

Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for the Board of Directors.

Daniel A. Bland, Jr.

Mr. Bland (age 59) has served as Senior Vice President, SPACEHAB Flight Services (“SFS”) business unit since March 2000. In April 2003, Mr. Bland’s responsibilities expanded to include the leadership of SPACEHAB Government Services (“SGS”) business unit, formerly Johnson Engineering Corporation. In this capacity, Mr. Bland is responsible for mission preparation and execution activities under the Company’s Research and Logistics Missions Support (“ReALMS”) contract with NASA as well as under non-NASA commercial space flight services contracts. Mr. Bland also oversees SPACEHAB’s government services contracts with NASA and other aerospace corporations and he leads new business pursuits across both SFS and SGS business units. Mr. Bland served from 1999 to 2000 as the Vice President, Research and Logistics Missions and from 1997 to 1999 as the ReALMS Program Manager. Mr. Bland began his career with NASA in 1966, holding key positions in NASA’s astronaut training program supporting the Apollo and Apollo-Soyuz projects from 1966 to 1975. From 1975 to 1994, Mr. Bland managed projects with the Space Shuttle, International Space Station and SPACEHAB programs at NASA’s Johnson Space Center in Houston, Texas.

Julia A. Pulzone

Ms. Pulzone (age 41) has served as the Company’s Senior Vice President, Finance and Chief Financial Officer, and Treasurer and Secretary since February 2000. Prior to joining the Company, Ms. Pulzone served as Vice President and Chief Financial Officer of Paragren Technologies, Inc. in Reston, Virginia, a leading provider of high-performance marketing automation software acquired by Siebel Systems, Inc., from 1997 to 2000. Before joining Paragren, Ms. Pulzone served as Director of Accounting with AMISYS Managed Care Systems, Inc. of Rockville, Maryland, directing the initial public offering process for the company. She also served as Director of Financial Reporting and Taxes for Telos Corporation of Ashburn, Virginia. Ms. Pulzone began her career with Grant Thornton and Price Waterhouse in Washington, D.C. She is a nineteen year veteran in corporate finance and is a Certified Public Accountant.

John B. Satrom

Mr. Satrom (age 42) has served as the Senior Vice President and General Manager of Astrotech Space Operations, Inc., a subsidiary of the Company, since April 2000. Mr. Satrom is responsible for management of the Astrotech business unit. Prior to joining the Astrotech organization in 1998, Mr. Satrom was Manager of the Launch Integration and Operations Department for Space Systems/Loral in Palo Alto, California and worked on the Atlas program at Cape Canaveral for General Dynamics Space System Division. From 1983 to 1990, Mr. Satrom served as an Air Force officer both at Vandenberg Air Force Base in California and Cape Canaveral Air Force Station in Florida, working on the Peacekeeper missile flight test program and the Space Shuttle program.

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

The Audit Committee has appointed Ernst & Young LLP as independent accountants for fiscal year 2004, subject to stockholder ratification. The Audit Committee based its decision on the performance of Ernst & Young LLP in the prior year as well as the firm’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee is satisfied with Ernst & Young LLP in these respects.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young LLP has audited the Company’s financial statements annually since the Company’s fiscal year 2000. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

Audit Fees

Ernst & Young LLP has billed the Company $317,163 in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the Company’s 2003 fiscal year end and the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2003 fiscal year.

Financial Information Systems Design and Implementation Fees

Ernst & Young LLP did not render any professional services to the Company on financial information system design and implementation matters during the Company’s 2003 fiscal year.

All Other Fees

Ernst & Young LLP has billed the Company $83,660 in the aggregate, for professional services rendered by Ernst & Young LLP for all services other than those services covered in the section captioned “Audit Fees” for the Company’s 2003 fiscal year. These other services include (i) tax planning and assistance with the preparation of returns, (ii) employee benefit plan services and (iii) consultations on the effects of various accounting issues and changes in professional standards.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending June 30, 2004, the Audit Committee has considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2004.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of June 30, 2003, certain information regarding the beneficial ownership of the Company’s outstanding Common Stock and Series B Senior Convertible Preferred Stock held by (i) each person known by the Company to be a beneficial owner of more than five percent (5%) of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors and director nominees, (iii) the Named Executive Officers (as identified in the Summary Compensation table of this proxy statement), (iv) all directors and executive officers of the Company as a group and (v) Mr. Richard S. Bodman, a nominee for the Board of Directors.

	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Name and Address of Beneficial Owners:
Series B Senior Convertible Preferred Stock
EADS Space Transportation GmbH	1,333,334	(2)	100%
Common Stock
Dimensional Fund Advisors, Inc.	627,500	(3)	5.1%
Mitsubishi Corporation.	614,582	(4)	5.0%
SPACEHAB Taiwan, Inc.	791,666	(5)	6.4%
Special Situations Fund III, L.P	1,050,500	(6)	8.5%
Special Situations Technology Fund, L.P	598,700	(6)	4.8%
Special Situations Cayman Fund, L.P	316,600	(6)	2.6%
State of Wisconsin Investment Board	1,497,400	(7)	12.1%
Non-Employee Directors:
Melvin D. Booth	25,000	(8)	*
Dr. Edward E. David, Jr.	41,000	(9)	*
Richard Fairbanks	150,000	(10)	*
Dr. Fritz-Stefan Graul	—		*
Gordon S. Macklin	75,000	(11)	*
James R. Thompson	40,000	(12)	*
Named Executive Officers:
Daniel A. Bland	151,717	(13)	*
Dr. Shelley A. Harrison	492,766	(14)	3.0%
Michael E. Kearney	199,726	(15)	1.0%
Julia A. Pulzone	116,092	(16)	*
John B. Satrom	68,793	(17)	*
All Directors and Executive Officers as a Group (12 persons)	1,360,094		10.26%
Nominee for Director:
Richard S. Bodman	10,000	(18)	*

(*)	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of June 30, 2003, the Company had 12,374,979 shares of Common Stock outstanding.

(2)	EADS Space Transportation GmbH address is HünefeldstraBe 1-5, Postfach 286156, D-28361 Bremen, Germany.

(3)	Represents 627,500 shares of Common Stock held by Dimensional Fund Advisors, Inc. in discretionary accounts for the benefit of its clients. This holder disclaims beneficial ownership of all shares of Common Stock held by it. This holder’s address is 1299 Ocean Avenue, Santa Monica, California 90401.

(4)	Except for its ownership of 614,582 shares of Common Stock beneficially owned by Mitsubishi Corporation and its affiliates, Mitsubishi Corporation has no other affiliation with the Company. Mitsubishi Corporation’s address is 3-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan.

(5)	Except for its ownership of 791,666 shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. Its address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.

(6)	Represents a total of 1,965,800 shares held by Special Situations, L.P., Special Situations Technology Fund, L.P. and Special Situations Cayman Fund, L.P., collectively the “Special Situations Funds”. Austin W. Marxe and David M. Greenhouse are the primary owners of the investment advisory general partner of each of the Special Situations Funds. Special Situations Funds disclaims beneficial ownership of all shares of Common Stock held by it. Special Situations Funds’ address is 153 East 53rd Street, New York, New York 10022. The principal address of Special Situations Cayman Fund, L.P. is c/o CIBA Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.

(7)	Includes an aggregate of 1,497,400 shares of Common Stock held by State of Wisconsin Investment Board in discretionary accounts for the benefit of its clients. Its address is P.O. Box 7842, Madison, Wisconsin 53707.

(8)	Includes options to purchase 25,000 shares of Common Stock.

(9)	Includes options to purchase 40,000 shares of Common Stock.

(10)	Includes options to purchase 25,000 shares of Common Stock.

(11)	Represents (i) 35,000 shares of Common Stock held in the Gordon S. Macklin Family Trust, and (ii) options to purchase 40,000 shares of Common Stock.

(12)	Includes options to purchase 35,000 shares of Common Stock.

(13)	Represents (i) options to purchase 99,401 shares of Common Stock, and (ii) 33,647 shares of Common Stock purchased through the Company’s 1997 Employee Stock Purchase Plan.

(14)	Represents (i) options to purchase 379,000 shares of Common Stock, (ii) 31,475 shares of Common Stock held by Dr. Harrison and (iii) 82,291 shares of Common Stock held by Harrison Enterprises, Inc., of which Dr. Harrison is a director and officer and retains sole voting and investment power with respect to such shares.

(15)	Represents (i) options to purchase 129,150 shares of Common Stock, and (ii) 42,314 shares of Common Stock purchased through the Company’s 1997 Employee Stock Purchase Plan.

(16)	Represents (i) options to purchase 86,250 shares of Common Stock, and (ii) 29,842 shares of Common Stock purchased through the Company’s 1997 Employee Stock Purchase Plan.

(17)	Represents (i) options to purchase 26,000 shares of Common Stock, and (ii) 32,123 shares of Common Stock purchased through the Company’s 1997 Employee Stock Purchase Plan.

(18)	Represents 10,000 shares of Common Stock.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation paid by the Company for the last three fiscal years to Dr. Shelley A. Harrison, who served as the Company’s Chief Executive Officer until March 31, 2003, Michael E. Kearney, who became the Company’s Chief Executive Officer on April 1, 2003, and the three other most highly compensated executive officers of the Company. These officers are referred to in this proxy statement as the Named Executive Officers.

		Annual Compensation		Long-Term Compensation Awards
	Fiscal Year	Salary ($)	Bonus ($) (1)	Securities Underlying Option/SARs (#)	Other Annual Compensation ($)
Dr. Shelley A. Harrison Chairman of the Board	2003 2002 2001	439,781 444,500 433,851	— 49,450 36,366	40,000 30,000 41,000	— — —
Michael E. Kearney President and Chief Executive Officer	2003 2002 2001	283,269 261,539 233,683	12,600 36,000 47,559	83,000 10,000 33,000	— — —
Daniel A. Bland Senior Vice President, SPACEHAB Flight Services	2003 2002 2001	211,931 198,770 184,263	8,065 21,965 28,805	20,000 6,000 26,000	— — —
Julia A. Pulzone Senior Vice President, Finance and Chief Financial Officer	2003 2002 2001	222,292 205,046 191,314	13,470 34,406 41,507	45,000 — 20,000	— — —
John B. Satrom Senior Vice President & General Manager, Astrotech Space Operations	2003 2002 2001	173,897 165,170 147,158	11,109 17,635 15,757	20,000 20,000 12,000	— — —

(1)	Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $60,000 or 10% of the total of salary and bonus reported for him or her in the two preceding columns.

Option Grants in Fiscal Year 2003

The following table sets forth information relating to the grant of stock options by the Company during fiscal year 2003 to the Named Executive Officers under the Company’s 1994 Stock Incentive Plan. The Company did not grant any stock appreciation rights in fiscal year 2003.

	Individual Grants
	Number of Securities Underlying Options (#)		% of Total Options Granted to Employees in Fiscal 2003	Exercise Price Per Share ($/sh)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name					Expiration Date	5%	10%
Dr. Shelley A. Harrison	40,000	(2)	19.2%	0.70	September 17, 2012	17,609	44,625
Michael E. Kearney	33,000	(2)	15.9%	0.70	September 17, 2012	14,527	36,815
	50,000	(3)	24.0%	1.06	May 1, 2013	33,331	84,468
Daniel A. Bland	20,000	(2)	9.6%	0.70	September 17, 2012	8,805	22,312
Julia A. Pulzone	20,000	(2)	9.6%	0.70	September 17, 2012	8,805	22,312
	25,000	(3)	12.0%	1.06	May 1, 2013	16,666	42,234
John B. Satrom	20,000	(2)	9.6%	0.70	September 17, 2012	8,805	22,312

(1)	The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(2)	The Options vest ratably over a four-year period commencing September 17, 2002.

(3)	The Options vest ratably over a four-year period commencing May 1, 2003.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year End Values

The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at June 30, 2003, and also shows the value of “in-the-money” options (market price of the Company’s stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any Company stock options or beneficially owned unexercised Company stock options.

	Number of Securities Underlying Unexercised Options at June 30, 2003 (#)		Value of Unexercised In-the-Money Options at June 30, 2003 (1) ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Shelley A. Harrison	379,000	60,500	0	10,000
Michael E. Kearney	129,150	96,250	0	8,250
Daniel A. Bland	99,401	29,999	0	5,000
Julia A. Pulzone	86,250	73,750	0	5,000
John B. Satrom	26,000	26,000	0	5,000

(1)	Based on the difference between the closing market price on June 30, 2003 for the Common Stock, which was $.95 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

Employment Agreements

Dr. Harrison served as the Company’s Chairman and Chief Executive Officer until March 31, 2003 under an employment agreement entered into on April 1, 1997. Dr. Harrison’s employment agreement, which expired on March 31, 2003, provided for a minimum base salary, participation in the Company’s employee benefit plans and stock option grants. On October 24, 2002, the Company entered into a new agreement with Dr. Harrison to serve as the non-executive Chairman of the Board of the Company for a period of two years at an annual compensation of $120,000. The agreement expires on March 31, 2004 and is subject to automatic annual renewal for one–year terms thereafter. Under this agreement, Dr. Harrison is entitled to any benefits that are or may be extended to Company directors during his term of service and retains all options granted in prior periods.

Mr. Kearney served as the Company’s President and Chief Operating Office under an agreement dated January 1, 2001 and amended on October 30, 2001. On April 1, 2003, Mr. Kearney assumed the position of President and Chief Executive Officer upon Dr. Harrison’s retirement. The Company entered into a new agreement with Mr. Kearney dated April 1, 2003. The agreement provides for an initial term of employment of two years through March 31, 2005 and a minimum base salary of $315,000. Mr. Kearney is also eligible to receive at the sole discretion of the Compensation Committee an annual performance based bonus, and is eligible to participate in the employee benefits plans of the Company, including those plans providing stock option grants to employees. The agreement includes provisions that are effective upon termination of Mr. Kearney’s employment under certain circumstances. In general, Mr. Kearney is entitled to continuation of his base salary and medical coverage and certain other benefits for twelve months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Kearney’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Kearney will be entitled to receive a lump sum payment equal to twice the sum of his then-current base salary, a payment equal to the average of his last two annual bonuses and continuation of medical coverage and certain other benefits for twenty-four months.

On August 1, 2000, the Company entered into an employment agreement with Mr. Bland. The agreement provides that Mr. Bland will serve as Senior Vice President, Space Flight Services for a term of one year, subject to automatic annual renewal for one-year periods thereafter unless notice is delivered, by Mr. Bland or the Company, 60 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $190,000 per year for its term, subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Bland is also eligible to receive at the sole discretion of the Compensation Committee an annual performance based bonus. Mr. Bland is entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. The agreement includes provisions that are effective upon the termination of Mr. Bland’s employment under certain circumstances. In general, Mr. Bland is entitled to continuation of his base salary and medical coverage and certain other benefits for six months following a termination of employment by the Company other than for cause or a material breach.

On February 14, 2000, the Company entered into an employment agreement with Ms. Pulzone which was amended on October 30, 2001 and further amended on May 1, 2003. That agreement provides that Ms. Pulzone will serve the Company as Senior Vice President, Finance and Chief Financial Officer through July 1, 2002 subject to automatic annual renewal for one-year terms thereafter, unless notice is delivered, by Ms. Pulzone or the Company, 90 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $185,000 per year, subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Ms. Pulzone is also eligible to receive at the sole discretion of the Compensation Committee an annual performance based bonus and is also entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. Ms. Pulzone’s employment agreement includes provisions under certain circumstances that are effective upon the termination of Ms. Pulzone’s employment. In general, Ms. Pulzone is entitled to continuation of her base salary and medical coverage and certain other benefits for a period of six months following a termination of employment by the Company other than for cause or a material breach. In the event Ms. Pulzone’s employment is terminated following a change in control of the Company other than for cause or material breach, Ms. Pulzone will be entitled to receive a lump sum payment equal to the sum of her then-current base salary, a payment equal to the average of his last two annual bonuses and continuation of medical coverage and certain other benefits for twelve months.

The employment agreements for each of Dr. Harrison, Mr. Bland, Mr. Kearney and Ms. Pulzone include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company’s business for a period of six months following termination of employment under Mr. Bland’s, Mr. Kearney’s and Ms. Pulzone’s employment agreement, and twelve months following termination of Dr. Harrison’s employment under his employment agreement.

Mr. Satrom does not have an employment agreement. Mr. Satrom is subject to certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company’s business for a period of six months following termination of employment.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and certain Named Executive Officers and other officers and senior managers. The agreements provide that the Company shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee’s status as a director, officer or employee of the Company, subject to certain limitations.

Compensation Committee Report on Executive Compensation

Compensation of the Company’s executives is subject to review and approval by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee consists of three non-employee directors, Mr. Thompson (Chairman), Dr. David, Jr., and Mr. Booth.

Compensation Philosophy

In determining executive compensation policies, the Compensation Committee has four primary objectives:

1)	to attract, motivate and retain key executive talent;

2)	to balance the flexibility to reward individuals’ skills with the need to structure compensation for defined roles;

3)	to ensure that executive compensation is competitive with that of other leading companies in related fields; and

4)	to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing stockholder value.

The Compensation Committee’s compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to review and refine the Company’s compensation practices as necessary and appropriate to respond to a changing business environment.

In order to evaluate and establish appropriate compensation practices, the Company has historically consulted multiple sources of information. The Compensation Committee generally uses data from benchmark companies within the aerospace and similar high technology industries to assess the Company’s performance and compensation operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee’s objectives.

Elements of Executive Compensation

The Company’s executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under the Company’s 1994 Stock Incentive Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and retirement plan contributions. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

Base Salary. The base salary of each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark aerospace and similar high technology companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the Company’s annual business goals. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on a subjective evaluation of the contributions of individual executive officers to the achievement of the Company’s annual business goals. The award of annual incentive bonuses is based on achieving corporate goals. The amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee and derived from management recommendations. Bonus payments have generally been reflective of the Company’s performance in achieving revenues, profitability and other operating and corporate objectives, as well as the scope of an executive officer’s responsibilities.

Stock Options. The grant of stock options is the Company’s current method for providing long-term incentive compensation to its employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of the Company’s business and maximize stockholder value.

Compensation of Chief Executive Officer

The Compensation Committee based the Chief Executive Officer’s compensation for fiscal year 2003 on the policies described above.

Dr. Shelley A. Harrison served as Chief Executive Officer of the Company through March 31, 2003 and Mr. Michael E. Kearney became the Company’s Chief Executive Officer thereafter. During fiscal year 2003, Dr. Harrison received a total of $493,950 for his services. Dr. Harrison’s compensation for fiscal year 2003 was deemed by the Compensation Committee to be appropriate given Dr. Harrison’s qualifications and contributions to meeting the Company’s objectives. In fiscal 2003, Dr. Harrison received a grant of options to purchase 40,000 shares of the Company’s common stock at an exercise price of $0.70 per share. These options vest over a four-year period from the date of grant. This grant is intended to continue to maintain the overall competitiveness of Dr. Harrison’s compensation package and strengthen the alignment of Dr. Harrison’s interests with those of the stockholders. Mr. Kearney’s compensation in his position as Chief Executive Officer was established by the Compensation Committee and deemed to be appropriate given Mr. Kearney’s qualifications.

Tax Deductibility of Executive Compensation

Section 162(m) of the Tax Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the Company’s Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. “Performance-based compensation,” as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in fiscal year 2003 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company’s intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal year 2003, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

COMPENSATION COMMITTEE,

James R. Thompson, Chairman

Dr. Edward E. David, Jr.

Melvin D. Booth

Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof into any such filings.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the Company’s 2003 fiscal year. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2003 fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE,

Gordon S. Macklin, Chairman

Richard Fairbanks

James R. Thompson

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the Company’s cumulative total stockholder return on its Common Stock since June 30, 1998, (as measured by dividing the difference between the Company’s share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the NASDAQ Stock Market Index of U.S. Companies, and (ii) the cumulative total return of the Standard & Poor’s Aerospace/Defense Index (S5AEROX).

	SPACEHAB, Inc.	NASDAQ U.S. Company Index	Standard & Poor’s Aerospace/Defense Index (S5AEROX)
June 30, 1998	$100.00	$100.00	$100.00
June 30, 1999	$44.32	$144.00	$113.35
June 30, 2000	$38.92	$212.70	$76.85
June 30, 2001	$19.46	$115.29	$97.33
June 30, 2002	$9.08	$78.52	$107.31
June 30, 2003	$8.22	$87.40	$84.26

* Assumes that the value of an investment in the Company’s Common Stock, the NASDAQ Stock Market Index of U.S. Companies, and the Standard and Poor’s Aerospace/Defense Index (ticker: S5AEROX) was $100 on June 30, 1998 and that all dividends were reinvested.

OTHER MATTERS

The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Proxy Solicitation Expense

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Such directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file.

The Company believes that during fiscal year 2003, all Section 16(a) filing requirements were satisfied on a timely basis.

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company’s 2004 Annual Meeting. For a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s Annual Meeting of Stockholders, it must be received in writing by the Company on or before June 3, 2004 at its principal office, 601 13th Street, NW, Suite 900 South, Washington, D.C. 20005, Attention: Secretary. Stockholders who wish to submit a proposal at next year’s Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year’s proxy statement, must submit the proposal in writing, to be received by the Company, at the address set forth above, no later than August 19, 2004 which date is 45 days before the first anniversary of the date on which this proxy statement is being mailed to stockholders.

The Company’s Annual Report on Form 10-K, including the Company’s audited financial statements for the year ended June 30, 2003, is being mailed herewith to all stockholders of record on the record date.

By Order of the Board of Directors,

Julia A. Pulzone

Senior Vice President, Finance and

Chief Financial Officer

Secretary and Treasurer

Washington, D.C.

September 30, 2003

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – November 14, 2003

P R O X Y	The undersigned hereby appoints Dr. Shelley A. Harrison and Michael E. Kearney, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 14, 2003, at 9:00 a.m. (local time), at the offices of SPACEHAB, Incorporated, 601 13th Street, N.W., Washington, D.C. 20005, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

The Board of Directors recommends a vote FOR the following items:

(1)	To elect to the Board of Directors the following nominees for the term indicated in the proxy statement.

FOR all nominees listed below (except as marked to the contrary by lining out or striking through below).

Richard S. Bodman Dr. Edward E. David, Jr. Richard Fairbanks Dr. Fritz-Stefan Graul	Dr. Shelley A. Harrison Michael E. Kearney James R. Thompson

☐ FOR	☐ AGAINST	☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

_________________________________________

(2)	Ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent public accountants for fiscal year 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

Dated __________________________________ 2003

___________________________________________

___________________________________________

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS